Exhibit 99.1

MONOGRAM RESIDENTIAL TRUST ANNOUNCES FOURTH QUARTER AND FULL YEAR 2016 RESULTS

PLANO, TX—February 28, 2017 — Monogram Residential Trust, Inc., (NYSE: MORE) (“Monogram” or the “Company”) an owner, operator and developer of luxury apartment communities with a significant presence in select coastal markets across the United States, today reported operational and financial results for the fourth quarter and full year 2016.

“We are pleased with our fourth quarter results, as we achieved a 21.2% increase in total proportionate portfolio NOI and AFFO of $0.12 per share, which was at the high end of the expectations provided.  Our results reflect the continued progress we are making to complete our development program, having stabilized five communities in 2016 and creating value across our high quality portfolio,” stated Mark T. Alfieri, Chief Executive Officer of Monogram.

Mr. Alfieri continued, “While the multifamily sector continues to experience elevated construction and new supply in several markets that are impacting rental rates, the long-term demand fundamentals remain strong.  As we look forward in 2017, we are well positioned to capture the embedded growth and value within our portfolio as all but one of our remaining development properties should stabilize in the coming quarters.  Further, consistent with our stated strategy, we plan to continue to dispose of non-core properties to strategically harvest gains and redeploy capital to maximize long term stockholder value.  Accordingly, we expect to increase our exposure in existing coastal markets where opportunities exist and we gain efficiencies, or we may elect to pay down debt or return capital to stockholders as may be appropriate.”

Fourth Quarter 2016 Highlights

•                  Net income attributable to common stockholders of $22.5 million as compared to net loss attributable to common stockholders of $5.9 million in the fourth quarter of 2015.  The increase is primarily due to a GAAP gain on property sale in the fourth quarter of 2016 of $26.1 million and higher rental revenues.

•                  Stabilized one community, The Mile, in Miami, Florida.

•                  Sold The Reserve at LaVista Walk in Atlanta, Georgia for a total gross sales price of $57.2 million.

•                  Total portfolio proportionate share Net Operating Income (“NOI”) increased 21.2% to $32.5 million from $26.8 million in the fourth quarter of 2015.  The increase is primarily due to the lease up of development communities.

•                  Reported increase in proportionate Same Store NOI of 1.9% and increase in proportionate quarterly stabilized Same Store NOI of 1.1% as compared to the fourth quarter of 2015.

•                  Achieved consolidated weighted average occupancy in the Company’s Same Store portfolio of 94.8% with monthly rental revenue per unit of $1,882, an increase of 0.9% as compared to the fourth quarter of 2015.

•                  Reduced net debt to Adjusted EBITDA to 8.5x at December 31, 2016, compared to 11.3x at December 31, 2015.

•                  Declared a $0.075 per share dividend which was paid on January 10, 2017 to common stockholders of record on December 31, 2016.

•                  Subsequent to quarter end, sold Grand Reserve in Dallas, Texas for a total gross sales price of $42.0 million and completed the acquisition of The Desmond in Los Angeles, California as part of a 1031 exchange for a gross purchase price before closing costs of approximately $105.0 million.

Full Year 2016 Highlights

•                  Net income attributable to common stockholders of $9.5 million as compared to net income attributable to common stockholders of $73.8 million for the year ended 2015.  The decrease is primarily due to a higher GAAP gain on property sales in 2015 of $83.0 million, compared to $43.6 million in 2016.

•                  Stabilized five communities, The Mile and SoMa, in Miami, Florida, Verge and Ev in San Diego, California, and Cyan on Peachtree in Atlanta, Georgia.

•                  Sold two properties, Renaissance in Concord, California and The Reserve at LaVista Walk in Atlanta, Georgia, for a total aggregate gross sales price of approximately $122.6 million.

•                  Total portfolio proportionate NOI increased 13.9% to $118.1 million from $103.7 million in the full year 2015.  The increase is primarily due to the lease up of the development communities.

•                  Reported increase in proportionate Same Store revenue of 2.6%, expenses of 0.3%, and NOI of 3.9% as compared to the full year 2015.

Financial Results for the Fourth Quarter 2016

The Company reported net income attributable to common stockholders of $22.5 million, or $0.13 per fully diluted share, which included $26.1 million of GAAP gains on sales of real estate, compared to net loss attributable to common stockholders of $5.9 million, or $(0.04) per fully diluted share, for the quarter ended December 31, 2015.

The year over year difference is primarily due to the GAAP gain on sale of real estate in 2016 and in part because of higher rental revenues.  Once stabilized occupancy is achieved in the development portfolio, the Company expects that the incremental contribution from these properties will contribute positively to net income, Funds from Operations (“FFO”), Core Funds from Operations (“Core FFO”), and Adjusted Core Funds from Operations (“AFFO”).

Core FFO totaled $19.2 million or $0.11 per fully diluted share, as compared to $13.5 million or $0.08 per fully diluted share, for the same period in 2015.  AFFO totaled $19.8 million or $0.12 per fully diluted share, as compared to $14.6 million or $0.09 per fully diluted share, for the same period in 2015.

The quarter over quarter increase in Core FFO and AFFO is primarily due to an increase in the Company’s proportionate share of NOI from the Same Store portfolio and stabilized non-comparable and lease up properties.

Financial Results for the Full Year 2016

The Company reported net income attributable to common stockholders of $9.5 million, or $0.06 per fully diluted share, which included $43.6 million of GAAP gains on sales of real estate, compared to net income attributable to common stockholders of $73.8 million, or $0.44 per fully diluted share, which included $83.0 million of GAAP gains on sales of real estate, for the full year ended December 31, 2015.

Core FFO totaled $62.2 million or $0.37 per fully diluted share, as compared to $64.9 million or $0.39 per fully diluted share, for the full year 2015.  AFFO totaled $63.9 million or $0.38 per fully diluted share, as compared to $66.8 million or $0.40 per fully diluted share, for the full year 2015.

The year over year difference in Core FFO and AFFO is primarily due to carried interest payments and disposition fees of $4.5 million received in 2015, reduction in NOI related to properties sold in 2015, and increase in interest expense, net of capitalized interest in 2016, which more than offset increases in NOI from the Same Store portfolio and stabilized non-comparable and lease up properties.

Total Portfolio Results

Total consolidated revenues for the fourth quarter 2016 increased 18% to $74.5 million from $63.1 million in the same period in 2015.  Total portfolio operating expenses increased to $30.1 million from $27.4 million. Both increases are primarily attributed to the lease up and stabilization of the Company’s new development communities.

Same Store Portfolio Results

For the 30 Same Store communities, the Company’s proportionate share of fourth quarter 2016 Same Store NOI increased 1.9%, compared to the fourth quarter of 2015.  The Company’s proportionate share of Same Store revenue increased 0.7% and expenses decreased 1.7% compared to the same period in 2015.

Same Store revenue was impacted by a deceleration in rental revenue growth and a reduction in occupancy due to significant new supply in several markets. Same Store expenses decreased primarily due to lower repair and maintenance expenses, including expensed turnover costs.

For the full year 2016, the Company’s proportionate share of 2016 Same Store revenue increased 2.6%, expenses increased 0.3%, and NOI increased 3.9% compared to the full year 2015.

Average rental revenue per unit within the Same Store consolidated portfolio increased 0.9% from $1,866 as of December 31, 2015 to $1,882 as of December 31, 2016, and weighted average occupancy decreased from 95.6% as of December 31, 2015 to 94.8% as of December 31, 2016.

For the 36 Quarterly Stabilized Same Store communities, the Company’s proportionate share of fourth quarter of 2016 Same Store NOI increased 1.1%, compared to the fourth quarter of 2015.  The Company’s proportionate share of Quarterly Stabilized Same Store revenue increased 0.5% and expenses decreased 0.5% compared to the same period in 2015.

The Quarterly Stabilized Same Store portfolio’s results were largely impacted by the same factors that impacted the Same Store portfolio.

The Company defines Same Store communities as those that are stabilized and comparable for both the current and the prior reporting year.  The Company considers a property to be stabilized generally upon achieving 90% occupancy.  The Company defines Quarterly Stabilized Same Store communities as those that are stabilized and comparable for both the current quarter and the prior year quarter.

Development and Lease Up Activity

One community was stabilized at the end of the fourth quarter:

•                  The Mile, located in Miami, Florida, contains 120 units and was 90% occupied at the end of the fourth quarter. The Company wholly owns this asset.

The following three operating communities were in lease up at the end of the fourth quarter:

•                  OLUME, located in San Francisco, California, contains 121 units and was 84% occupied at quarter end.  The Company’s proportionate ownership is 55% and the property stabilized in the first quarter of 2017.

•                  Zinc, located in Cambridge, Massachusetts, contains 392 units and was 69% occupied at quarter end.  The Company’s proportionate ownership is 55% and the property is expected to be stabilized by the third quarter of 2017.

•                  Nouvelle, located in Tysons Corner, Virginia, contains 461 units and was 66% occupied at quarter end.  The Company’s proportionate ownership is 55% and the property is expected to be stabilized by the third quarter of  2017.

One development community was in lease up at the end of the fourth quarter:

•                  The Alexan, located in Dallas, Texas, contains 365 units and was 30% occupied at quarter end.  The Company’s proportionate ownership is 50%.  The property is expected to be completed by the first quarter 2017 and stabilized by the fourth quarter of 2017.

As of December 31, 2016, Monogram’s existing development program, which consists of six communities in lease up or under construction with 1,995 planned units is 82% complete based on the Company’s proportionate share of total economic costs.  The Company’s share of estimated remaining development costs to complete the existing development program totals $86 million.  All but one of these projects are expected to be completed and stabilized by the end of 2017.  Four of these communities are currently leasing and are 59% occupied on a weighted average basis and two communities, Lucé in Huntington Beach, California and Caspian Delray Beach in Delray Beach, Florida are under construction.

The cumulative development program that was outlined at the time of Monogram’s listing, November 21, 2014, is 91% complete based on the Company’s proportionate share of total economic costs.

Transaction Activity

In December 2016, the Company sold The Reserve at LaVista Walk in Atlanta, Georgia for a total gross sales price of $57.2 million.

Subsequent to quarter end, the Company sold Grand Reserve in Dallas, Texas for a total gross sales price of $42.0 million.

Subsequent to quarter end, the Company acquired The Desmond, a 175 unit development asset located in Los Angeles, California through a 1031 exchange for an aggregate gross purchase price of $105.0 million, excluding closing costs.  The property was recently completed and is currently leasing.

Balance Sheet

At the end of the fourth quarter, the Company had total consolidated debt outstanding of $1.5 billion, including debt held at the co-investment venture level. The Company’s proportionate share of contractual debt totaled $1.0 billion. The Company’s consolidated debt had a weighted average interest rate of 3.24%.

As of December 31, 2016, the Company had $74.4 million in consolidated cash and cash equivalents, and $10.0 million outstanding on the Company’s credit facilities.  At the end of the fourth quarter, the Company had two credit facilities, consisting of a $150 million credit facility and a $200 million revolving credit facility with availability of $273 million. Subsequent to December 31, 2016, the Company retired its $150 million credit facility, reducing its amount available to draw to $162 million.

In December 2016, the Company executed an agreement for an $80 million construction loan secured by Lucé, located in Huntington Beach, California.  The property is a 510 unit development asset, currently under construction, and the Company’s proportionate ownership is 65%.

Quarterly Dividend Declaration

On November 30, 2016, the Company declared a cash dividend of $0.075 per common share.  The dividend was paid on January 10, 2017 to common stockholders of record on December 31, 2016.

Outlook

For the full year 2017, the Company expects its Same Store growth outlook and earnings guidance ranges (per common share) (unaudited):

	2017 Full Year Guidance Range

Proportionate Share - Same Store Growth:
Rental revenue	1.25%	to	2.75%
Property operating expenses	3.5%	to	4.5%
NOI	0.0%	to	2.0%

Core FFO	$0.37	to	$0.42
AFFO	0.39	to	0.44

Reconcilation of full year 2017 AFFO guidance to reported AFFO for the full year 2016

	Guidance Range - Per Share

AFFO attributable to common stockholders - actual for the year ended December 31, 2016	$0.38	$0.38

NOI from stabilized non-comparables, lease ups and developments	0.11	0.13
Other, net (primarily interest expense, interest income and general and administrative expenses)	(0.03)	(0.02)
Proforma AFFO excluding transaction activity	0.46	0.49

Impact on 2017 proforma AFFO from dispositions, net of acquisitions	(0.07)	(0.05)

AFFO attributable to common stockholders - proforma for the year ended December 31, 2017	$0.39	$0.44

Proforma weighted average number of common shares outstanding - diluted (in millions)	168.1	168.1

Conference Call

The Company will hold a conference call on Tuesday, February 28, 2017 at 5:00 p.m. Eastern Time to review its fourth quarter and full year 2016 results and discuss its outlook for future performance. To participate in the call, please dial 1-877-407-9039 (Domestic) or 1-201-689-8470 (International), or join the live webcast of the conference call by accessing the Investor Relations section of the Company’s website at www.monogramres.com.   Please log on at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Select the “Fourth Quarter 2016 Earnings Conference Call” link. The webcast will be archived for 90 days.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release and in the Company’s outlook include, expectations regarding apartment market conditions and expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, core funds from operations, adjusted funds from operations, revenue, operating expenses, net operating income, capital expenditures, depreciation, gains on sales and net income and anticipated development activities (including projected construction expenditures and timing). We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions.  All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: we may abandon or defer development opportunities for a number of reasons, including, without limitation, changes in local market conditions which make development less desirable, increases in costs of development, increases in the cost of capital or lack of capital availability, resulting in losses; construction costs of a community may exceed our original estimates; we may not complete construction and lease up of communities under development or redevelopment on schedule, resulting in increased interest costs and construction costs and a decrease in our expected rental revenues; we may dispose of multifamily communities due to factors including changes in local market conditions, better net earnings opportunities or capital reallocation, where the redeployment of the capital may result in different earnings prospects; occupancy rates and market rents may be adversely affected by competition and local economic and market conditions which are beyond our control; financing may not be available on favorable terms or at all, and our cash flows from operations and access to cost effective capital may be insufficient for the growth of our development program which could limit our pursuit of opportunities; our cash flows may be insufficient to meet required payments of principal and interest, and we may be unable to refinance existing indebtedness or the terms of such refinancing may not be as favorable as the terms of existing indebtedness; and we may be unsuccessful in managing changes in our portfolio composition. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and may be discussed in subsequent filings with the SEC.

About Monogram

Monogram is a fully integrated self-managed real estate investment trust that invests in, develops and operates high quality multifamily communities offering location and lifestyle amenities. Monogram invests in stabilized operating properties and properties in various phases of development, with a focus on communities in select markets across the United States. As of December 31, 2016, Monogram’s portfolio includes investments in 51 multifamily communities in 10 states comprising 14,473 apartment homes.

Consolidated Balance Sheet

(in thousands) (unaudited)	December 31, 2016	December 31, 2015
Assets
Real estate
Land	$527,944	$497,360
Buildings and improvements	2,814,221	2,627,693
Gross operating real estate	3,342,165	3,125,053
Less: accumulated depreciation	(461,869)	(357,036)
Net operating real estate	2,880,296	2,768,017
Construction in progress, including land	120,423	333,153
Total real estate, net	3,000,719	3,101,170

Cash and cash equivalents	74,396	83,727
Tax like-kind exchange escrow	56,762	—
Intangibles, net	16,977	18,066
Other assets, net	51,248	64,993
Total assets	$3,200,102	$3,267,956

Liabilities
Mortgages and notes payable, net	$1,522,207	$1,461,349
Credit facilities payable, net	8,023	45,495
Construction costs payable	26,859	36,975
Accounts payable and other liabilities	32,707	28,922
Deferred revenues and other gains	22,077	19,451
Distributions payable	12,512	12,494
Tenant security deposits	6,205	5,616
Total liabilities	1,630,590	1,610,302

Redeemable, noncontrolling interests	29,073	29,073

Equity
Preferred stock	—	—
Common stock	17	17
Additional paid-in capital	1,439,199	1,436,254
Cumulative distributions and net income (loss)	(310,124)	(269,523)
Total equity attributable to common stockholders	1,129,092	1,166,748
Non-redeemable noncontrolling interests	411,347	461,833
Total equity	1,540,439	1,628,581
Total liabilities and equity	$3,200,102	$3,267,956

Consolidated Statements of Operations

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
(in thousands, except per share amounts) (unaudited)	2016	2015	2016	2015

Rental revenues	$74,461	$63,129	$280,740	$238,068

Expenses:
Property operating expenses	19,030	18,656	79,548	67,484
Real estate taxes	11,029	8,747	44,134	34,443
General and administrative expenses	4,998	6,130	24,109	20,813
Settlement expenses with former advisor	1,600	—	1,600	—
Acquisition, investment and development expenses	113	316	545	4,812
Interest expense	11,267	9,485	43,888	30,351
Amortization of deferred financing costs	1,561	1,416	6,143	4,280
Depreciation and amortization	31,372	28,139	123,623	102,726
Total expenses	80,970	72,889	323,590	264,909

Interest income	1,571	2,216	7,097	10,172
Loss on early extinguishment of debt	(10)	—	(41)	—
Equity in income of investment in unconsolidated real estate joint venture	—	—	—	250
Other income, net	408	55	113	127
Loss from continuing operations before gains on sales of real estate	(4,540)	(7,489)	(35,681)	(16,292)
Gains on sales of real estate	26,094	—	43,604	82,975

Net income (loss)	21,554	(7,489)	7,923	66,683

Net loss attributable to non-redeemable noncontrolling interests	985	1,554	1,548	7,112
Net income (loss) available to the Company	22,539	(5,935)	9,471	73,795
Dividends to preferred stockholders	(2)	(2)	(7)	(7)
Net income (loss) attributable to common stockholders	$22,537	$(5,937)	$9,464	$73,788

Weighted average number of common shares outstanding - basic	166,880	166,628	166,825	166,561
Weighted average number of common shares outstanding - diluted	167,660	166,628	167,557	167,205

Basic and diluted earnings (loss) per common share	$0.13	$(0.04)	$0.06	$0.44

Non-GAAP Performance Financial Measures and Definitions

In addition to amounts presented in accordance with GAAP, we also present certain supplemental non-GAAP measurements.  These measurements are not to be considered more relevant or accurate than the measurements presented in accordance with GAAP.  In compliance with SEC requirements, our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure.  For all non-GAAP measurements, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP measurements.

NOI and Same Store NOI

We define NOI as rental revenue, less direct property operating expenses and real estate taxes.  We believe that NOI provides a useful supplemental measure of our operating performance because NOI reflects the operating performance of our properties and excludes items that are not associated with real estate industry defined property operations, including property management revenues, interest income, property management expenses, depreciation, interest and other finance expense, corporate general and administrative expenses, overhead allocations and other non-onsite operations.  NOI may be helpful in evaluating all of our multifamily operations and providing comparability to other real estate companies. NOI is also a useful measurement because it is included as a basis for certain of our loan covenant calculations.

We define Same Store NOI as NOI for our stabilized multifamily communities that are comparable between periods.  We view Same Store NOI as an important measure of the operating performance of our properties because it allows us to compare operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by lease up activity, acquisitions or dispositions during the periods.

NOI and Same Store NOI should not be considered as replacements for GAAP net income as they exclude certain income and expenses that are material to our operations.  Additionally, NOI and Same Store NOI may not be useful in evaluating net asset value or impairments as they also exclude certain GAAP income and expenses and non-comparable properties.  Investors are cautioned that NOI and Same Store NOI should only be used to assess the operating performance trends for the properties included within the definition.

The following table presents a reconciliation of our net income (loss) to Proportionate NOI, Proportionate Same Store NOI and Proportionate Quarterly Stabilized Same Store NOI for our multifamily communities for the quarters and years ended December 31, 2016 and 2015:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
(in thousands) (unaudited)	2016	2015	2016	2015
Reconciliation of net income (loss) to Proportionate NOI and Proportionate Same Store NOI:

Net income (loss )	$21,554	$(7,489)	$7,923	$66,683

Adjustments to reconcile net income (loss) to Proportionate NOI:
Corporate property management expenses	1,988	2,165	10,258	7,786
General and administrative expenses	4,998	6,130	24,109	20,813
Settlement expenses with former advisor	1,600	—	1,600	—
Interest expense	11,267	9,485	43,888	30,351
Amortization of deferred financing costs	1,561	1,416	6,143	4,280
Depreciation and amortization	31,372	28,139	123,623	102,726
Interest income	(1,571)	(2,216)	(7,097)	(10,172)
Gains on sales of real estate	(26,094)	—	(43,604)	(82,975)
Acquisition, investment and development expenses	113	316	545	4,812
Other, net	(398)	(55)	(72)	(377)
Less: Noncontrolling interests adjustments	(13,893)	(11,085)	(49,172)	(40,233)
Proportionate NOI	32,497	26,806	118,144	103,694

Less: non-comparable
Rental revenue	(17,319)	(10,056)	(57,949)	(35,661)
Property operating expenses, including real estate taxes	7,608	5,603	30,127	18,913
Proportionate Same Store NOI	22,786	22,353	$90,322	$86,946

Plus: additional same store communities effective October 1, 2015
Rental revenue	4,663	4,694	N/A	N/A
Property operating expenses, including real estate taxes	(1,742)	(1,606)	N/A	N/A
Proportionate Quarterly Stabilized Same Store NOI	$25,707	$25,441	N/A	N/A

FFO, Core FFO and AFFO

FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance.  We use FFO as currently defined by NAREIT to be net income (loss), computed in accordance with GAAP excluding gains (or losses) from sales of property (including deemed sales (if any) and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets, impairment write-downs of depreciable real estate or of investments in unconsolidated real estate partnerships, joint ventures and subsidiaries (if any) that are driven by measurable decreases in the fair value of depreciable real estate assets, and after related adjustments for unconsolidated partnerships, joint ventures and subsidiaries and noncontrolling interests.

Core FFO is calculated starting from FFO adjusted for loss on early extinguishment of debt, acquisition expenses, fair value adjustments and non-recurring expenses, such as workforce reduction.

AFFO is calculated starting from Core FFO adjusted for recurring capital expenditures, straight-line rents and stock compensation expense.

We believe that FFO, Core FFO, and AFFO are helpful to our investors and our management as measures of operating performance because they exclude real estate-related depreciation and amortization, impairments of depreciable real estate, and gains and losses from property dispositions, and as a result, when compared year to year, highlights the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities (including capitalized interest and other costs during the development period), general and administrative expenses, and interest costs, which may not be immediately apparent from net income.  Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate and intangibles diminishes predictably over time independent of market conditions or the physical condition of the asset.  Since real estate values have historically risen or fallen with market conditions (which includes property level factors such as capitalization rates, rental rates, occupancy, capital improvements, status of developments and competition, as well as macro-economic factors such as economic growth, interest rates, demand and supply for real estate and inflation), many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient. FFO, Core FFO and AFFO are also useful measurements because they are included as a basis for certain of our loan covenants.  As a result, our management believes that the use of FFO, together with the required GAAP presentations, is helpful for our investors in understanding our performance.  Factors that impact FFO include property operations, start-up costs, fixed costs, acquisition expenses, interest on cash held in accounts or loan investments, income from portfolio properties, operating costs during the lease up of developments, interest rates on acquisition financing and general and administrative expenses.  In addition, FFO will be affected by the types of investments in our and our co-investment ventures’ portfolios, which may include, but are not limited to, equity and mezzanine, and bridge loan investments in existing operating properties and properties in various stages of development and the accounting treatment of the investments in accordance with our accounting policies.  Core FFO is useful because it adjusts for one-time items which increases comparability to other REITs.  AFFO is useful as it is the basis for certain debt covenant calculations.

FFO, Core FFO, and AFFO should not be considered as alternatives to GAAP net income (loss), nor as an indication of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to fund distributions.  FFO, Core FFO, and AFFO are also not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO, Core FFO, and AFFO.  Although the Company has not historically incurred any significant impairment charges, investors are cautioned that we may not recover any impairment charges in the future.  Accordingly, FFO, Core FFO, and AFFO should be reviewed in connection with GAAP measurements.  We believe our presentation of FFO is in accordance with the NAREIT definition, however, our FFO, Core FFO, and AFFO as presented may not be comparable to amounts calculated by other REITs.

The following table presents our calculation of FFO, Core FFO, and AFFO, net of noncontrolling interests, and provides additional information related to our operations for the quarters and years ended December 31, 2016 and 2015:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
(in thousands, except per share amounts) (unaudited)	2016	2015	2016	2015
FFO:
Net income (loss) attributable to common stockholders	$22,537	$(5,937)	$9,464	$73,788
Add (deduct) NAREIT defined adjustments:
Real estate depreciation and amortization	31,225	28,003	123,055	102,215
Gains on sales of real estate	(26,094)	—	(43,604)	(82,975)
Gain on involuntary conversion	(196)	—	(196)	—
Impairment expense	—	—	—	3,128
Less: Noncontrolling interests adjustments	(9,680)	(8,363)	(30,565)	(31,789)
FFO - NAREIT defined	17,792	13,703	58,154	64,367

Add (deduct) adjustments to arrive at Core FFO:
Loss on early extinguishment of debt	10	—	41	—
Fair value adjustments (derivatives and business combinations)	(226)	(449)	(91)	(389)
Acquisition expenses (including start up expenses)	87	268	637	1,001
Settlement expenses with former advisor	1,600	—	1,600	—
Workforce reduction	—	—	2,044	—
Less: Noncontrolling interests adjustments	(26)	(57)	(168)	(88)
Core FFO	19,237	13,465	62,217	64,891

Add (deduct) adjustments to arrive at AFFO:
Recurring capital expenditures	(598)	(582)	(2,493)	(2,601)
Straight-line rents	251	264	971	916
Stock compensation expense	841	1,373	3,043	3,197
Less: Noncontrolling interests adjustments	50	59	209	396
AFFO	$19,781	$14,579	$63,947	$66,799

Weighted average number of common shares outstanding - basic	166,880	166,628	166,825	166,561
Weighted average number of common shares outstanding - diluted	167,660	167,247	167,557	167,205

Per common share amounts - basic and diluted:
Net income (loss) attributable to common stockholders	$0.13	$(0.04)	$0.06	$0.44
FFO attributable to common stockholders - NAREIT Defined	$0.11	$0.08	$0.35	$0.38
Core FFO attributable to common stockholders	$0.11	$0.08	$0.37	$0.39
AFFO attributable to common stockholders	$0.12	$0.09	$0.38	$0.40

Reconciliation of Full Year 2017 Guidance

	Guidance Range - Per Share

Proforma net income (loss) attributable to common stockholders	$0.32	$0.37
Add (deduct) NAREIT defined adjustments:
Real estate depreciation and amortization	0.75	0.77
Gains on sales of real estate	(0.50)	(0.52)
Less: Noncontrolling interests adjustments	(0.24)	(0.24)
Proforma FFO - NAREIT defined	0.33	0.38

Add (deduct) adjustments to arrive at Proforma Core FFO:
Other	0.04	0.04
Less: Noncontrolling interests adjustments	—	—
Proforma Core FFO	0.37	0.42

Add (deduct) adjustments to arrive at Proforma AFFO:
Other (primarily stock compensation expense and recurring capital expenditures)	0.02	0.02
Less: Noncontrolling interests adjustments	—	—
Proforma AFFO	$0.39	$0.44

Proforma weighted average number of common shares outstanding - diluted (in millions)	168.1	168.1

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measurement of earnings before interest, taxes, depreciation, amortization, and other non-recurring items.  Its purpose is to highlight earnings without finance, depreciation and certain amortization expenses and its use is limited to specialized analysis.  Similar to other non-GAAP measurements, Adjusted EBITDA is presented on our Proportionate Share.  Our presentation may be different than other companies.

Reconciliation of net income (loss) available to the Company to Adjusted Proportionate EBITDA:

(in thousands) (unaudited)	December 31, 2016	December 31, 2015
Total Debt per Consolidated Balance Sheet	$1,530,230	$1,506,844
Less: Unamortized adjustments from business combinations	(976)	(2,490)
Plus: Deferred financing costs, net	11,239	15,234
Less: noncontrolling interests share of adjustments	(532,068)	(504,095)
Proportionate Share of Contractual Debt	1,008,425	1,015,493
Less: Proportionate share of cash and cash equivalents	(60,689)	(65,581)
Net Proportionate Share of Contractual Debt	$947,736	$949,912

Total Cash and cash equivalents per Consolidated Balance Sheet	$74,396	$83,727
Less: noncontrolling interests share of adjustments	(13,707)	(18,146)
Proportionate share of cash and cash equivalents	$60,689	$65,581

	For the Three Months Ended
	December 31,
	2016		2015

Net income (loss) available to the Company	$22,539		$(5,935)
Less: Gains on sales of real estate	(26,094)		—
Depreciation and amortization	33,176		29,798
Interest expense	10,506		8,900
Settlement expenses with former advisor	1,600		—
Other, net	(322)		(357)
Less: noncontrolling interests share of adjustments	(13,573)		(11,351)
Adjusted Proportionate EBITDA	$27,832		$21,055

Annualized Proportionate EBITDA	$111,328		$84,220

Net Proportionate Share of Contractual Debt to Adjusted Proportionate EBITDA	8.5	x	11.3	x

Other Definitions

Proportionate Share — A non-GAAP presentation of financial amounts at our effective cash share based on our participation in distributable operating cash. The amounts include our share of unconsolidated joint ventures and excludes noncontrolling interest in consolidated joint ventures.  Proportionate Share presentations may be useful in analyzing our financial information by providing revenues, expenses, assets and liabilities attributable only to our common stockholders. Proportionate Share presentations are also relevant to our investors and lenders as they highlight operations and capital available for our lenders and investors and is the basis used for several of our loan covenants. However, our proportionate share does not include amounts related to our consolidated operations and should not be considered as a replacement for corresponding GAAP amounts presented on a consolidated basis.  Investors are cautioned that our proportionate share amounts should only be used to assess financial information in the limited context of evaluating amounts attributable to common stockholders.  We present our proportionate share along with the corresponding GAAP balance.

Total Economic Costs  — A non-GAAP measure representing costs for all on-site development and construction costs recognized for GAAP, but including certain items expensed for GAAP (primarily specific financing and operating expenses incurred during lease up) and excluding certain GAAP costs related to consolidated allocated costs, former sponsor-related fees and other non-cash capitalized cost items.

Contact:

Investor Relations

Stephen Swett

(469) 250-5638

ir@monogramres.com